ELITE PHARMACEUTICALS, INC. SECURES FUNDING COMMITMENT OF UP TO $40 MILLION

FROM LINCOLN PARK CAPITAL FUND, LLC

Northvale, New Jersey, April 14, 2014: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) announced today that it has entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC ("LPC"), a Chicago-based institutional investor for up to $40 Million. Proceeds from the transaction will be used to develop the Company’s pipeline of products, including the abuse resistant opioids, and for general corporate purposes.

Commenting on the new financing, Elite’s President and CEO, Mr. Nasrat Hakim said, “This commitment from Lincoln Park helps Elite to develop our range of abuse resistant opioids on an accelerated pace. By investing in the clinical development of our abuse deterrent products, we expect to significantly increase the value of these products in anticipation of future product partnerships. There is a great interest in our technology and, as Elite has done since I started here last August, we will continue to aggressively scale up and complete the clinical studies necessary to file these products as soon as possible. Our first filing is expected to be by year’s end.”

The Company has agreed to file a registration statement with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that may be issued to Lincoln Park Capital under the terms of the common stock purchase agreement. After the SEC has declared the registration statement related to the transaction effective, the Company has the right, at its sole discretion over a period of three years to sell up to an aggregate of $40 million of its common stock to LPC under the terms and amounts as set forth in the agreement.

Under the terms of the agreement, there are no upper limits to the price that LPC may pay to purchase Elite’s common stock. Elite will control the timing and the amount of shares to be sold. LPC has no right to require any sales and is obligated to purchase common stock as directed by Elite. Under the terms of the agreement, LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Elite’s shares of common stock. In consideration for entering into the agreement, Elite has issued shares of common stock to LPC as a commitment fee and will issue additional commitment fee shares in proportion to the amount of shares purchased by LPC under the agreement.

Additional details regarding the financing are included in a Current Report on Form 8-K filed today by Elite with the Securities and Exchange Commission.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has seven commercial products currently being sold, twelve additional approved products pending manufacturing site transfer and two additional products under review pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.) and has partnered with Epic Pharma for the manufacturing and distribution of eleven approved products pending manufacturing site, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com